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                                                                EXHIBIT 10.19




                                MARTIN MARIETTA

                           SUPPLEMENTARY PENSION PLAN

                   FOR EMPLOYEES OF TRANSFERRED GE OPERATIONS

                           (EFFECTIVE APRIL 5, 1993)
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SECTION I.
ELIGIBLE EMPLOYEES

         Subject to the provisions of Section VIII and Section XIV(c) hereof, each Transferred Employee who was participating in the GE Supplementary Pension Plan on April 4, 1993, who has five or more years of Pension Qualification Service and who is a participant in the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall be eligible to participate, and shall participate, in this Supplementary Pension Plan to the extent of the benefits provided herein, provided that:

         (i) the foregoing shall not apply to an employee of a corporation other than Martin Marietta Corporation which has not agreed to bear the cost of this Plan with respect to its employees, and

         (ii) except as provided in Section V, a Transferred Employee who retires under the optional retirement provisions of the Martin Marietta Pension Plan for Employees of Transferred GE Operations before the first day of the month following attainment of age 60 or an Employee who leaves the Service of the Company before attainment of age 60, shall not be eligible for a Supplementary Pension under this Plan.

         A Transferred Employee who meets the other requirements specified in this Section shall be eligible for the benefits provided herein so long as his assigned position level or position of equivalent responsibility throughout any consecutive three years of the 15 year period ending on the last day of the month preceding his termination of service is at least at the level of a director (or other position equivalent to the Executive Career Band of the General Electric Company) even though he is not employed at that level on the date his Service terminates.


SECTION II.
DEFINITIONS


         (a) Officers - Officers shall mean the Chairman of the Board, the Vice Chairmen, the President, the Vice Presidents, Officer Equivalents and such other Employees as the Committee referred to in Section IX hereof may designate.

         (b) Annual Retirement Income - For Transferring Employees who retire on or after April 5, 1993, or who die in active Service on or after such date, an Employee's Annual Retirement Income shall mean the amount determined by multiplying 1.75% of the Employee's Average Annual Compensation by the number of years Combined Benefit Service completed by the Employee at the date of his retirement or death, whichever is earlier.
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         (c)     Annual Estimated Social Security Benefit - The Annual
Estimated Social Security Benefit shall mean the annual equivalent of the maximum possible Primary Insurance Amount payable, after reduction for early retirement, as an old-age benefit to an employee who retired at age 62 on January 1st of the calendar year in which occurred the Transferred Employee's actual date of retirement or death, whichever is earlier. Such Annual Estimated Social Security Benefit shall be determined by the Company in accordance with the Federal Social Security Act in effect at the end of the calendar year immediately preceding such January 1st.

         If a Transferred Employee has less than 35 years of Combined Benefit Service, the Annual Estimated Social Security Benefit shall be the amount determined under the first paragraph hereof multiplied by a factor, the numerator of which shall be the number of years of the Transferred Employee's Combined Benefit Service to his date of retirement or death, whichever is earlier, and the denominator of which shall be 35.

         The Annual Estimated Social Security Benefit as so determined shall be adjusted to include any social security, severance or similar benefit provided under foreign law or regulation as the Administrative Committee may prescribe by rules and regulations issued with respect to this Plan.

         (d) Annual Pension Payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations - The Annual Pension Payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall mean the sum of (1) the total annual past service annuity, future service annuity and Personal Pension Account Annuity deemed to be credited to the Employee as of his date of retirement or death, whichever is earlier, plus any additional annual amount required to provide the minimum pension under the Martin Marietta Pension Plan for Employees of Transferred GE Operations, and
(2) any annual pension (or the annual pension equivalent of other forms of payment) payable under any other pension plan, policy, contract, or government program attributable to periods for which Combined Benefit Service is granted by the Chairman of the Board or the Administrative Committee or is credited by the Martin Marietta Pension Plan for Employees of Transferred GE Operations provided the Administrative Committee determines such annual pension shall be deductible from the benefit payable under this Plan. All such amounts shall be determined before application of any reduction factors for Optional or Disability Retirement, for election of any optional form of Pension at retirement, a qualified domestic relations order(s), if any, or in connection with any other adjustment made pursuant to the Martin Marietta Pension Plan for Employees of Transferred GE Operations or any other pension plan.

         For the purposes of this paragraph, the Transferred Employee's Pension shall include the Personal Pension Account Annuity payable to the Transferred Employee or the Transferred Employee's spouse on the date of the Transferred





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Employee's retirement or death, as the case may be, regardless of whether such annuity commenced on such date.

         (e) Pension Qualification Service - Pension Qualification Service shall have the same meaning herein as in the Martin Marietta Pension Plan for Employees of Transferred GE Operations except that for periods before January 1, 1976 the term Credited Service used in determining such Pension Qualification Service shall mean only Service for which an Employee is credited with a past service annuity or a future service annuity under the Martin Marietta Pension Plan for Employees of Transferred GE Operations (plus his first year of Service where such year is recognized as additional Credited Service under that Plan), except as the Administrative Committee may otherwise provide by rules and regulations issued with respect to this Plan.

         (f) Average Annual Compensation - Average Annual Compensation means one-third of the Transferred Employee's Compensation for the highest 36 consecutive months during the last 120 completed months before his date of retirement or death, whichever is earlier. In computing a Transferred Employee's Average Annual Compensation, his normal straight-time earnings shall be substituted for his actual Compensation for any month in which such normal straight-time earnings are greater.

         (g) Terms - All Terms used in this Plan which are defined in the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall have the same meanings herein as therein, unless otherwise expressly provided in this Plan.

         (h) Combined Benefit Service - Pension Benefit Service shall have the same meaning herein as in the Martin Marietta Pension Plan for Employees of Transferred GE Operations except that for periods before January 1, 1976 the term Credited Service as a full-time Employee shall also include all Service credited under the Martin Marietta Pension Plan for Employees of Transferred GE Operations to such Employee for any period during which he was a full-time Employee for purposes of such Martin Marietta Pension Plan for Employees of Transferred GE Operations.

         Combined Benefit Service shall also include:

         (1) any period of Service with the Company or an Affiliate as the Administrative Committee may otherwise provide by rules and regulations issued with respect to this Plan, and,

         (2) any period of service with another employer as may be approved from time to time by the Chairman of the Board but only to the extent that any conditions specified in such approval have been met.





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         (i)     Compensation - "Compensation for the purposes of this Plan"
shall mean with respect to the period in question salary (including any deferred salary approved by the Administrative Committee as compensation for purposes of this Plan) plus

         (i) for persons then eligible for Incentive Compensation, the total amount of any Incentive Compensation earned except to the extent such Incentive Compensation is excluded by the Board of Directors or a committee thereof;

         (ii) for persons who would then have been eligible for Incentive Compensation if they had not been participants in a Sales Commission Plan or other variable compensation plan, the total amount of sales commissions (or other variable compensation earned);

         (iii) for all other persons, the sales commissions and other variable compensation earned by them but only to the extent such earnings were then included under the Martin Marietta Pension Plan for Employees of Transferred GE Operations, plus any amounts (other than salary and those mentioned in clauses (i) through (iii) above) which were then included as compensation under the Martin Marietta Pension Plan for Employees of Transferred GE Operations except any amounts which the Administrative Committee may exclude from the computation of "Compensation" and subject to the powers of the Committee under
         Section IX hereof.

         (j) Transferred Employee - any individual who qualifies as a Transferred Employee under Exhibit V to the Transaction Agreement dated November 22, 1992 (as amended February 17, 1993 and March 28, 1993) among General Electric Company, Martin Marietta Corporation and Parent Corporation.

         The Administrative Committee shall specify the basis for determining any Employee's Compensation for any portion of the 120 completed months used to compute the Employee's Average Annual Compensation during which the Employee was not employed by an Employer participating in this Plan.





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SECTION III.
AMOUNT OF SUPPLEMENTARY PENSION AT OR AFTER NORMAL RETIREMENT

         (a) The annual Supplementary Pension payable to an eligible Transferred Employee who retires on or after his normal retirement date under the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall be equal to the excess, if any, of the Employee's Annual Retirement Income, over the sum of:

         (i) the Transferred Employee's Annual Pension Payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations,

         (ii) 1/2 of the Transferred Employee's Annual Estimated Social Security Benefit,

         (iii) the Transferred Employee's annual excess benefit, if any, payable under the GE Excess Benefit Plan, and

         (iv) The Transferred Employee's annual benefit, if any, payable under the GE Executive Special Early Retirement Option and Plant Closing Retirement Option Plan

         Such Supplementary Pension shall be subject to the limitations specified in Section IX.

         (b) The Supplementary Pension of a Transferred Employee who continues in the Service of the Company after his normal retirement date, shall not commence before his actual retirement date.


SECTION IV.
AMOUNT OF SUPPLEMENTARY PENSION AT OPTIONAL OR DISABILITY RETIREMENT

         (a) The annual Supplementary Pension payable to an eligible Transferred Employee who, following attainment of age 60, retires on an optional retirement date under the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall be computed in the manner provided by
Section III(a) (for an Employee retiring on his normal retirement date) but taking into account only Combined Benefit Service and Average Annual Compensation to the actual date of optional retirement. Such Supplementary Pension shall be subject to the limitations specified in Section IX.

         (b) The annual Supplementary Pension payable to an eligible Transferred Employee who retires on a Disability Pension under the Martin Marietta Pension Plan for Employees of Transferred GE Operations shall first be computed in the manner provided by Section III(a) (for a Transferred





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Employee retiring on his normal retirement date) taking into account only
Pension Benefit Service and Average Annual Compensation to the actual date of disability retirement but in the case of an eligible Transferred Employee whose date of retirement precedes the first day of the month following his attainment of age 60 such Supplementary Pension shall then be reduced by 12%. Such Supplementary Pension shall be subject to the limitations specified in Section IX.

         If the Disability Pension payable to the Transferred Employee under the Martin Marietta Pension Plan for Employees of Transferred GE Operations is discontinued by the Administrative Committee as a result of the cessation of the Transferred Employee's disability prior to the attainment of age 60, the Supplementary Pension provided under this Section V shall also be discontinued.


SECTION V.
SPECIAL BENEFIT PROTECTION FOR CERTAIN EMPLOYEES

         (a) A former Transferred Employee whose Service with the Company is terminated on or after April 5, 1993 and after completion of 25 or more years of Pension Qualification Service who does not withdraw his contributions from the Martin Marietta Pension Plan for Employees of Transferred GE Operations before retirement and who meets one of the following conditions shall be eligible for a Supplementary Pension under this Plan commencing upon his retirement under the Martin Marietta Pension Plan for Employees of Transferred GE Operations following attainment of age 60:

         (i) The Transferred Employee's Service is terminated because of a Plant Closing.

         (ii) The Transferred Employee's Service is terminated for transfer to a successor employer and the Employee does not retire under the Martin Marietta Pension Plan for Employees of Transferred GE Operations until the later of (1) his termination of service with the successor employer and (2) the first of the month following attainment of age 60.

         (iii) The Transferred Employee's Service terminated after one year on layoff with protected service.

         (b) In determining the Supplementary Pension, if any, for Employees who meet the conditions in paragraph (a), the Average Annual Compensation shall be based on the last 120 completed months before his Service termination date and the Annual Estimated Social Security Benefit shall be determined as though the Transferred Employee's retirement date was the date of termination.





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SECTION VI.
SURVIVOR BENEFITS

         Subject to the provisions of paragraph (b) of Section VII; if a survivor benefit applies with respect to the past and future service annuity portion of a Transferred Employee's Annual Pension payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations, such survivor benefit shall automatically apply to any Supplementary Pension for which he may be eligible under this Plan. His Supplementary Pension shall be adjusted and paid in the same manner as such pension payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations is adjusted and paid on account of such survivor benefit.


SECTION VII.
PAYMENTS UPON DEATH

         (a) If an eligible Transferred Employee dies in active Service, or following retirement on a Supplementary Pension, and a death benefit (other than a return of Employee contributions with interest including an Employee's Personal and Voluntary Pension Account) is payable to the beneficiary or Surviving Spouse of such Transferred Employee under the Martin Marietta Pension Plan for Employees of Transferred GE Operations, a death benefit shall also be payable to the beneficiary or Surviving Spouse under this Supplementary Pension Plan. Any such death benefit payable under this Plan shall be computed in the same manner as the death benefit payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations but shall be based on the Supplementary Pension payable under this Plan.

         (b) In lieu of the benefit otherwise payable to a beneficiary or surviving spouse under Section VI or paragraph (a) of this Section, a Transferred Employee may elect to have all or any portion of such benefit (or the equivalent value of all or any portion) paid to the beneficiary designated in the employee's election in any of the following forms:

         (i) An annuity for the remaining lifetime of the spouse. If the beneficiary dies before the spouse, the remaining benefit shall be paid as provided in the employee's election. In the absence of any such provision, the equivalent value of the remaining payments shall be paid to the beneficiary's estate, if any, otherwise to the beneficiary's Personal Representative.

         (ii) An annuity for the remaining lifetime of the beneficiary. If any annuity otherwise payable under this item (ii) is less than $5000 annually, the equivalent value shall be paid instead to the beneficiary in a lump sum.





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         (iii) A lump sum.

         Any such election must be made in writing to the Administrative Committee and becomes effective upon its receipt by the Administrative Committee. For purposes of this election, a Transferred Employee may designate as his beneficiary only his estate, his former spouse, or a member of his immediate family.

         For the purpose of determining the benefit conversions required to provide the benefit payments referred to above, the interest rate assumption shall be the interest rate used by the Pension Benefit Guaranty Corporation, at the beginning of the year in which the Transferred Employee's death occurs, in valuing immediate annuities for terminating single employer trusteed plans, and the mortality assumption shall be based on the UP-1984 Mortality Table.


SECTION VIII.
LIMITATION ON BENEFITS

         (a) Notwithstanding any provision of this Plan to the contrary, if the sum of:

         (i) the Supplementary Pension (before application of any reduction factor for disability retirement or a survivor benefit) otherwise payable to a Transferred Employee hereunder;

         (ii) the Employee's Annual Pension Payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations,

         (iii) 100% of the Annual Estimated Social Security Benefit but before any adjustment for less than 35 years of Pension Benefit Service,

         (iv) the Transferred Employee's annual excess benefit, if any, payable under the Martin Marietta Supplemental Excess Retirement Plan, and

         (v) The Employee's annual benefit, if any, payable under the GE Executive Special Early Retirement Option and Plant Closing Retirement Option Plan exceeds 60% of his Annual Average Compensation, such Supplementary Pension shall be reduced by the amount of the excess.

         (b) Notwithstanding any provision in the Plan to the contrary, the amount of Supplementary Pension and any death benefit payable to or on behalf of any Transferred Employee who is or was an Officer of the Company on the date of his retirement or death, whichever is earlier, shall be determined in accordance with such general rules and regulations as may be adopted by a Committee appointed by the Board of Directors for such purpose, subject to the limitation that any such Supplementary Pension or death benefit may not





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exceed the amount which would be payable hereunder in the absence of such rules and regulations.


SECTION IX.
PAYMENT OF BENEFITS

         (a) All Supplementary Pension Benefits provided for hereunder shall normally be payable in monthly installments, each equal to 1/12th of the annual amount determined under the applicable Section. In addition, the provisions of the Martin Marietta Pension Plan for Employees of Transferred GE Operations with respect to the following shall apply to amounts payable under this Plan:

         (i) The dates of first and last payment of any Pension or other amounts payable in installments.

         (ii) The payment of quarterly or annual payments in lieu of monthly installments.

         (iii) Treatment of amounts payable to a missing person.

         (b) If a Transferred Employee's Pension under the Martin Marietta Pension Plan for Employees of Transferred GE Operations is suspended for any month in accordance with the re-employment provisions of that Plan, the Transferred Employee's Supplementary Pension for that month shall be suspended under this Plan. In addition, the re-employment provisions of the Martin Marietta Pension Plan for Employees of Transferred GE Operations with respect to the computation of benefits payable upon retirement at the end of the period of re-employment shall apply to amounts payable under this Plan.

         (c) A Transferred Employee's beneficiary for the purposes of this Plan shall be the beneficiary designated by him under the Martin Marietta Pension Plan for Employees of Transferred GE Operations, except in those instances where a separate beneficiary designation is in effect under this Plan. The provisions of the Martin Marietta Pension Plan for Employees of Transferred GE Operations with respect to amounts payable to a Surviving Spouse or beneficiary and the designation or selection of a beneficiary shall apply to amounts payable under this Supplementary Pension Plan and the designation or selection of a beneficiary under this Plan, except that the requirement of the Spouse's Consent to the designation of a beneficiary by the employee shall not apply.





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SECTION X.
ADMINISTRATION

         (a) Except as otherwise provided in Section VIII and XII, this Plan shall be administered by the Administrative Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

         (b) In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company.

         (c) The decision or action of the Administrative Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.


SECTION XI.
TERMINATION, SUSPENSION OR AMENDMENT

         The Board of Directors may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part. However, no such termination, suspension or amendment shall adversely affect
(1) the benefits of any Transferred Employee who retired under the Plan prior to the date of such termination, suspension or amendment or (2) the right of any then current Transferred Employee to receive upon retirement, or of his or her Surviving Spouse or beneficiary to receive upon such Transferred Employee's death, the amount as a Supplementary Pension or death benefit, as the case may be, to which such person would have been entitled under this Plan computed to the date of such termination, suspension or amendment, taking into account the Employee's Pension Benefit Service and Average Annual Compensation calculated as of the date of such termination, suspension or amendment.


SECTION XII.
ADJUSTMENTS IN SUPPLEMENTARY PENSION
FOLLOWING RETIREMENT

         If the Pension payable under the Martin Marietta Pension Plan for Employees of Transferred GE Operations to any Employee is increased following his retirement as a result of a general increase in the Pensions





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payable to retired employees under that plan, which becomes effective after
April 5, 1993, the amount of the Supplementary Pension thereafter payable to such Transferred Employee under this Supplementary Pension Plan shall be determined by the Board of Directors.


SECTION XIII.
GENERAL CONDITIONS

         (a) No interest of a Transferred Employee, retired employee, Surviving Spouse or beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through an Employee, retired employee, Surviving Spouse or beneficiary. If any attempt is made to alienate, pledge or charge any such interest or any such benefit for any debt, liabilities in tort or contract, or otherwise, of any Transferred Employee, retired employee, Surviving Spouse, or beneficiary, contrary to the prohibitions of the preceding sentence, then the Administrative Committee in its discretion may suspend or forfeit the interests of such person and during the period of such suspension, or in case of forfeiture, the Administrative Committee shall hold such interest for the benefit of, or shall make the benefit payments to which such person would otherwise be entitled to the designated beneficiary or to some member of such Transferred Employee's, retired employee's, Surviving Spouse's or beneficiary's family to be selected in the discretion of the Administrative Committee. Similarly, in cases of misconduct, incapacity or disability, the Administrative Committee, in its sole discretion, may make payments to some member of the family of any of the foregoing to be selected by it or to whomsoever it may determine is best fitted to receive or administer such payments.

         (b) No Transferred Employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the Service of his employer. The right and power of the Company to dismiss or discharge any Transferred Employee is expressly reserved.

         (c) Notwithstanding the provisions of Section I, Transferred Employees who are represented by a union (pursuant to a certification by the National Labor Relations Board or otherwise in accordance with the provisions of Section 9 of the National Labor Relations Act) shall become eligible to participate in this Plan (1) only after the Company and such union shall have entered into a written agreement to the effect that the Plan shall be offered to the Transferred Employees so represented, and (2) only in accordance with any conditions or requirements contained in such agreement; provided, however, that whenever Employees who are eligible for the Plan choose a bargaining





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agent (pursuant to NLRB certification), they shall continue to be eligible unless and until the certified agent gives notice to the Company that it does not wish such eligibility to continue.

         (d) The law of the State of Maryland shall govern the construction and administration of the plan.

         (e) The rights under this Plan of a Transferred Employee who retires or leaves the Service of the Company at any time and the rights of anyone entitled to receive any payments under the Plan by reason of the death of such Transferred Employee, shall be governed by the provisions of the Plan in effect on the date such Transferred Employee retires or leaves the Service of the Company, except as otherwise specifically provided in this Plan.

         (f) Notwithstanding anything to the contrary, no Transferred Employee shall be entitled to receive duplicate credit for the same period of service or to receive duplicate benefits with respect to the same period of time as is credited under this Plan or any other plan maintained by Martin Marietta Corporation, the General Electric Company, or any other employer.

         IN WITNESS WHEREOF, this Martin Marietta Supplementary Pension Plan for Employees of Transferred GE Operations was executed as of April 5, 1993.


                                                   MARTIN MARIETTA CORPORATION



                                                   /s/ BOBBY F. LEONARD
- ------------------------------                     ----------------------------
         Witness                                   Title: Vice President,
                                                          Human Resources




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